Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2013

Company Declares Regular Quarterly Cash Dividend of $0.03 Per Share

HIGH POINT, N.C. (February 27, 2013) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended January 27, 2013.

Fiscal 2013 Third Quarter Highlights:

■	Net sales were $63.7 million, up 5.4 percent, with mattress fabric sales up 2.3 percent and upholstery fabric sales up 9.5 percent, as compared with the same quarter last year.

■	Pre-tax income was $4.5 million, up from $2.9 million in the third quarter of fiscal 2012.

■
Adjusted net income (non-GAAP) was $3.9 million, or $0.32 per diluted share, for the current quarter, compared with $2.4 million, or $0.19 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).

■	Net income (GAAP) was $2.8 million, or $0.23 per diluted share, compared with net income of $1.8 million, or $0.14 per diluted share, in the prior year period.

■	The company’s financial position remained strong with cash and cash equivalents and short term investments of $24.7 million and total debt of $7.3 million as of January 27, 2013.

■	The company paid a special cash dividend of $0.50 per share and the quarterly cash dividend of $0.03 per share, totaling $6.5 million.

Fiscal 2013 Year to Date Highlights

■	The company has returned $12.2 million to shareholders, which, on a per share basis, equals $1.00 per share, in the form of $7.2 million in cash dividends and $5.0 million in share repurchases

■
 Sales were $198.4 million, up 11.0 percent from the same period a year ago, with mattress fabrics segment sales up 10.8 percent and upholstery fabrics segment sales up 11.3 percent over the same period a year ago.

■	Pre-tax income was $14.4 million, up from $8.7 million for the same period last year.

■	Adjusted net income (non-GAAP) was $12.3 million, or $.99 per diluted share, compared with $7.1 million, or $0.55 per diluted share, for the prior year period.

■
Net income (GAAP) was $14.6 million, or $1.17 per diluted share, compared with net income of $9.9 million, or $0.76 per diluted share, for the same period a year ago. Year to date net income included a $188,000 income tax benefit, while net income for the previous year included a $1.2 million income tax benefit.

■	Return on capital was 28 percent, up from 18 percent for the same period a year ago.

■	Cash flow from operations was $10.8 million, up from $2.7 million for the same period a year ago.

■
The projection for fourth quarter fiscal 2013 is for overall sales to be 4 percent to 9 percent lower compared with the previous year’s fourth quarter, which had stronger industry demand.  Pre-tax income for the fourth quarter of fiscal 2013 is expected to be in the range of $5.2 million to $5.8 million.  Pre-tax income for the fourth quarter of fiscal 2012 was $5.5 million.

■
The projection for the full year is for overall sales to be up approximately 5 percent.  Pretax income is expected to be $19.6 million to $20.2 million, up significantly from $14.2 million last fiscal year.

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CFI Announces Results for Third Quarter Fiscal 2013

February 27, 2013

Overview

For the third quarter ended January 27, 2013, net sales were $63.7 million, a 5.4 percent increase compared with $60.5 million a year ago.  The company reported net income of $2.8 million, or $0.23 per diluted share, for the third quarter of fiscal 2013, compared with net income of $1.8 million, or $0.14 per diluted share, for the third quarter of fiscal 2012.

Given the volatility in the income tax area during fiscal 2013 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $60 million in U.S. net operating loss carryforwards as of the beginning of this fiscal year.  For the third quarter of fiscal 2013, adjusted net income was $3.9 million, or $0.32 per diluted share, compared with $2.4 million, or $0.19 per diluted share, for the third quarter of fiscal 2012.  On a pre-tax basis, the company reported income of $4.5 million compared with pre-tax income of $2.9 million for the third quarter of fiscal 2012.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased with our results for the third quarter of fiscal 2013, with higher sales and profitability compared with the same period last year.  Both of our businesses delivered a solid performance by remaining focused on what is important to our customers – creative designs, a wide range of innovative products and outstanding service.  We have continued to leverage our efficient global manufacturing platform to enhance our service capabilities and to meet the changing style demands of our customers.  This strategy has enabled us to improve our return on capital from 18 percent to 28 percent.  This improvement in return on capital was achieved by increasing operating income by 66 percent thus far this fiscal year, while only growing capital employed by two percent.  In addition, our strong cash flow and balance sheet provide us with the financial flexibility to pursue  organic growth initiatives, make strategic investments in both of our businesses and return substantial funds to  shareholders by the way of dividends and share repurchases.”

Mattress Fabrics Segment

Mattress fabric sales for the third quarter were $35.5 million, up 2.3 percent compared with $34.7 million for the third quarter of fiscal 2012.

“Our mattress fabrics business had a solid performance in the third quarter of fiscal 2013,” said Iv Culp, president of Culp’s mattress fabrics division.  “While our overall sales moderated later in the quarter, in tandem with industry demand, we continued to achieve consistent growth over the prior year.  Our improved profitability reflects our innovation and ability to maximize the efficiencies and flexibility of our manufacturing platform.

“As market demand has evolved for higher-end bedding and more decorative mattress fabrics, Culp has effectively responded to this trend by providing our customers with the high quality fabrics they need,” Culp continued.  “More than ever, the bedding industry is demanding innovation, and Culp is uniquely positioned with a flexible and diverse manufacturing platform that offers a wide range of product offerings and rapid speed-to-market.  In addition to Culp’s wide array of mattress fabrics, we can support this functionality with our excellent design capabilities and expertise from our upholstery fabrics business to achieve today’s fashionable look.  This flexibility allows us to maintain our focus on design development and product innovation to drive our sales growth as more decorative fabrics are being used in bedding products.

“We are also making excellent progress with respect to our latest business venture, the cutting and sewing of mattress covers, known as Culp-Lava.  Our new Stokesdale, North Carolina, manufacturing facility, developed specifically for this operation, further leverages our design expertise with the ability to produce and market mattress covers.  With this expanded capability, Culp now has a manufacturing platform that adds further value to the mattress industry supply chain - from weaving, knitting and finishing to our latest cut and sew operation for mattress sewn covers.  We are pleased with the production results to date and the favorable operating synergies we are beginning to realize.  The initial equipment installation has been completed and we expect to incrementally add more capacity for this product category to meet anticipated demand.  Looking ahead, we are very excited about the potential growth opportunities for this operation as we continue to enhance Culp’s leadership position in the bedding industry,” Culp concluded.

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CFI Announces Results for Third Quarter Fiscal 2013

February 27, 2013

Upholstery Fabrics Segment

Sales for this segment were $28.2 million for the third quarter, a 9.5 percent improvement compared with sales of $25.7 million in the third quarter of fiscal 2012.

“We continue to be pleased with the performance of our upholstery fabrics business in fiscal 2013,” noted Saxon.  “The higher sales in the third quarter primarily reflect a favorable response to our innovative designs and diverse product offering.

“Sales of China produced fabrics accounted for 90 percent of upholstery fabric sales in the third quarter.  It is important to note we have significant manufacturing flexibility and the ability to offer a variety of product categories through our China platform, allowing us to meet changing demand in a global marketplace.  Our customers are increasingly recognizing the value in our creativity, innovation and relevance to current furniture style trends.  As a result, we have continued to enhance our competitive position and expand our global sales with key customers.”

Saxon continued, “We are making steady progress with respect to Culp Europe, even as we continue to face a weak European business climate.  We continue to be optimistic about the long-term opportunities for Culp Europe, and we believe building a significant European market presence is strategically important for Culp.”

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2013,” added Saxon.  “As of January 27, 2013, we reported $24.7 million in cash and cash equivalents and short-term investments, after payment of a special cash dividend of $0.50 per share and the accelerated payment of the company’s quarterly cash dividend of $0.03 per share, both payments totaling $6.5 million.  During fiscal 2013, we have also spent $5.0 million to repurchase 502,595 shares at an average price of $10.00 per share.  Since June 2011, the company has repurchased 1.1 million shares, or 8.5 percent of its outstanding shares, for a total of $10.4 million at an average price of $9.23 per share.  Total debt at the end of the third quarter was $7.3 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.”

Dividend Payment

The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.03 per share, to be paid on or about April 15, 2013, to shareholders of record as of the close of business on April 1, 2013.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2013, Saxon remarked, “While we expect overall sales to be 4 percent to 9 percent lower as compared with the fourth quarter of fiscal 2012, which had stronger industry demand, we expect overall fiscal 2013 annual sales to exceed last year’s annual sales by approximately five percent.

“We expect sales in our mattress fabrics business to be 4 percent to 9 percent lower than the same period a year ago, due to softer industry demand for the fourth quarter of this fiscal year, as compared with stronger industry demand in last year’s fourth quarter.  Operating income and margins in this segment are expected to be flat to slightly lower than the same period a year ago.

“For the full fiscal year, we expect mattress fabrics sales to be approximately five percent higher than fiscal 2012, and operating income and margins are expected to be up approximately 20 percent compared with last fiscal year.

“In our upholstery fabrics business, we expect sales to be 3 percent to 8 percent lower than the previous year’s fourth quarter results.  Because the Chinese New Year holiday falls entirely in the fourth quarter of fiscal 2013 versus occurring mostly in the third quarter of last year, our sales and production schedules will be affected.  Additionally, industry demand was stronger in the fourth quarter of last year.  We believe the upholstery fabric segment’s operating income and margins will be comparable to the same quarter of last year.

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CFI Announces Results for Third Quarter Fiscal 2013

February 27, 2013

“For the full fiscal year, we expect upholstery fabric sales to be approximately six percent higher than last fiscal year.  Operating income and margins are expected to be approximately 80 percent higher as compared to last year’s results.

“Considering these factors, the company expects to report pre-tax income for the fourth fiscal quarter of 2013 in the range of $5.2 million to $5.8 million.  Pre-tax income for last year’s fourth quarter was $5.5 million.  For fiscal 2013 as a whole, we expect pre-tax income in the range of $19.6 million to $20.2 million, compared with $14.2 million last fiscal year.”

In closing, Saxon remarked, “We are pleased with our results to date in fiscal 2013 and our consistent ability to execute our strategy in a dynamic global marketplace.  Our creative designs and innovative products are resonating with our customers and are allowing us to grow our business with existing and new customers.  Culp has a unique operating structure with a flexible and scalable global manufacturing platform, supported by design expertise, product innovation and outstanding customer service.  We believe this business model is a distinct competitive advantage for Culp and will provide for further profitable growth as the economy improves and consumers gain more confidence.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A or other expenses, earnings, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, are included in Item 1A “Risk Factors” section in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2012 for the fiscal year ended April 29, 2012.

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CFI Announces Results for Third Quarter Fiscal 2013

February 27, 2013

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2013	January 29, 2012	January 27, 2013	January 29, 2012
Net sales	$63,695,000	$60,450,000	$198,439,000	$178,733,000
Income before income taxes	$4,523,000	$2,877,000	$14,426,000	$8,705,000
Net income	$2,823,000	$1,802,000	$14,614,000	$9,873,000
Net income per share:
Basic	$0.23	$0.14	$1.19	$0.77
Diluted	$0.23	$0.14	$1.17	$0.76

Adjusted net income	$3,872,000	$2,353,000	$12,349,000	$7,121,000
Adjusted net income per share
Basic	$0.32	$0.19	$1.01	$0.56
Diluted	$0.32	$0.19	$0.99	$0.55

Average shares outstanding:
Basic	12,095,000	12,536,000	12,279,000	12,777,000
Diluted	12,290,000	12,677,000	12,467,000	12,918,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Nine Months Ended
	January 27, 2013	January 29, 2012	January 27, 2013	January 29, 2012
Income before income taxes	$4,523,000	$2,877,000	$14,426,000	$8,705,000
Adjusted income taxes (2)	$651,000	$524,000	$2,077,000	$1,584,000
Adjusted net income	$3,872,000	$2,353,000	$12,349,000	$7,121,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $59.9 million in net operating loss carryforwards.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)	Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 14.4% for fiscal 2013 and 18.2% for fiscal 2012.

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CFI Announces Results for Third Quarter Fiscal 2013

February 27, 2013

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Nine Months Ended January 27, 2013, and January 29, 2012
(Unaudited)
(Amounts in Thousands)

	NINE MONTHS ENDED

	Amounts
	January 27,	January 29,
	2013	2012

Consolidated Effective GAAP Income Tax Rate (1)	(1.3)%	(13.4)%

Reduction of U.S. Valuation Allowance	83.7%	50.2%

Undistributed earnings from foreign subsidiaries	(46.3)%	-

Non-Cash U.S. Income Tax Expense	(20.2)%	(18.1)%

Non-Cash Foreign Income Tax Expense	(1.5)%	(0.5)%

Consolidated Adjusted Effective Income Tax Rate (2)	14.4%	18.2%

	THREE MONTHS ENDED
	As reported		January 27, 2013	As reported		January 29, 2012
	January 27,		Proforma Net	January 29,		Proforma Net
	2013	Adjustments	of Adjustments	2012	Adjustments	of Adjustments

Income before income taxes	$4,523	$-	$4,523	$2,877		$2,877

Income taxes (3)	1,700	$(1,049)	651	1,075	$(551)	524
Net income	$2,823	$1,049	$3,872	$1,802	$551	$2,353

Net income per share-basic	$0.23	$(0.09)	$0.32	$0.14	$(0.04)	$0.19
Net income per share-diluted	$0.23	$(0.09)	$0.32	$0.14	$(0.04)	$0.19
Average shares outstanding-basic	12,095	12,095	12,095	12,536	12,536	12,536
Average shares outstanding-diluted	12,290	12,290	12,290	12,677	12,677	12,677

	NINE MONTHS ENDED
	As reported		January 27, 2013	As reported		January 29, 2012
	January 27,		Proforma Net	January 29,		Proforma Net
	2013	Adjustments	of Adjustments	2012	Adjustments	of Adjustments

Income before income taxes	$14,426	$-	$14,426	$8,705	$-	$8,705

Income taxes (3)	(188)	$2,265	2,077	(1,168)	$2,752	1,584
Net income	$14,614	$(2,265)	$12,349	$9,873	$(2,752)	$7,121

Net income per share-basic	$1.19	$0.18	$1.01	$0.77	$0.22	$0.56
Net income per share-diluted	$1.17	$0.18	$0.99	$0.76	$0.21	$0.55
Average shares outstanding-basic	12,279	12,279	12,279	12,777	12,777	12,777
Average shares outstanding-diluted	12,467	12,467	12,467	12,918	12,918	12,918

(1) Calculated by dividing consolidated income tax benefit by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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